UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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EXXON MOBIL CORPORATION

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SOCIAL AMPLIFICATION

TITLE: Vijay Swarup personal LinkedIn profile CERA Week post on panel participation

Post Copy: I was honored as always to join our friends at @CERAWeek via video chat for a great discussion on energy innovation with @MIT’s @Robert Armstrong, @Microsoft’s @Darryl Willis and @IHS Markit’s @Carlos Pascual, the former U.S. Ambassador to Mexico and Ukraine.

The title of our session was “Will Energy Innovation Deliver?” My answer is a big yes!

Indeed, ExxonMobil is accelerating technological innovation aimed at lowering emissions, a process that includes working in parallel with many strong research partners from different backgrounds, whether academic, business or government. Two major areas ripe for innovation are carbon capture and storage (CCS) and hydrogen production, and I outlined our efforts in both at CERAWeek. More to come.

#CERAWeek #energy #innovation @ExxonMobil

SOCIAL AMPLIFICATION

Article title: Vijay Swarup personal LinkedIn profile long-form article: Building a Mosaic of Energy Innovation

Post copy: Last week, I discussed the importance of taking a parallel—not sequential—approach to energy innovation on a panel at @CERAWeek with @MIT’s @Robert Armstrong and @Microsoft’s @Darryl Willis (moderated by former Ambassador and @IHS Markit Senior Vice President @Carlos Pascual). A diverse set of approaches and collaborations are key to driving the technological innovation required to reduce carbon emissions. Two areas of research are particularly important: carbon capture and storage (CCS) and hydrogen production. Read more here

#CERAWeek #energy #innovation @ExxonMobil

Article copy: As researchers, we can never put a deadline on innovation. But we are committed to accelerating it, working in parallel with research partners on efforts big and small. That’s because the problem we’re dedicated to solving – reducing carbon emissions through technological innovation – requires a diverse set of approaches from multiple disciplines. I’ve said before our philosophy is “and, not or,” when it comes to potential solutions. We need to pull in ideas from everywhere, including unconventional sources, to fuel the kind of wide-scale innovation that we need – from molecular to global scales.

I made a similar point at CERAWeek 2021, where I participated in a panel called “Will Energy Innovation Deliver?” moderated by @IHS Markit’s @Carlos Pascual, and joined by @Robert Armstrong, Director of the @MIT Energy Initiative and @Darryl Willis, Corporate Vice President for the Energy Industry at @Microsoft. With a nod to my colleague from Microsoft, I used an analogy from computing to describe the work that needs to be done to make sure the answer is yes, namely that the way we approach innovation shouldn’t be a sequential process, but a parallel one. This means many research partners instead of going it alone, all working together and at the same time on different projects towards the same overall goal. As I said on the panel, energy is tough. It’s one of the few industries that requires every form of technical capability from digital to chemistry to math to physics and more.

So how is our work going with our many research partners representing many different disciplines?

I’d like to discuss two major types of “parallel process” innovation taking place.

Carbon Capture

We’ve been working on carbon capture and storage (CCS) for 30 years, and what our experience tells us is that we need to continue to do research to find better ways to do it, through both direct air and industrial emissions CO2 capture. Our goal is to make it less energy intensive and more modular, able to work in many different situations. In recent years, we’ve partnered with several outstanding collaborators in carbon capture, including the Department of Energy’s National Labs, @Global Thermostat, @Fuel Cell Energy and several others from the corporate and academic worlds.

One of the key potentials of CCS lies in how we can couple this technology with processes powered by natural gas, a conventional fuel that @ExxonMobil has expertise in producing at scale. In fact, in the Net Zero America Project conducted by Princeton University, natural gas power generation paired with CCS forms a key component in the pathway to achieving net zero by 2050. Compared to coal, burning natural gas to generate power intrinsically reduces carbon emissions, but if we add CCS into the mix, we can theoretically eliminate CO2 emissions from natural gas-fired power generation, which would be a tremendous breakthrough. Firm generation capacity from sources like natural gas coupled with CCS and nuclear power is also required for grid reliability to mitigate the intermittent nature of renewables like solar and wind.

Hydrogen Production

Another exciting area of innovation is in hydrogen production. At its core, hydrogen is an energy carrier. As a fuel, it burns with zero emissions. Scaled up, hydrogen has utility in industrial applications, transportation, and heating. As such, we are advancing a wide range of research to bolster this technology.

Take “blue hydrogen,” for example. By coupling natural gas reforming with CCS, we can produce this very, very low emission hydrogen source that can then power industrial processes like cement manufacturing. Coupled with advances in the digital world, such as breakthroughs in modeling and data analytics pioneered by companies like Microsoft, we can design more robust architecture for these projects.

And all of this describes parts of our portfolio dedicated to produce a solution set that is broad enough for communities everywhere, so that they can adopt the spectrum of tools most tailored to their circumstances. Indeed, our steps towards meeting the aspirations of society are ongoing, and from designing novel molecules to planning new infrastructure, we, together, will crack the puzzle at every scale to usher in a lower-carbon energy future.

SOCIAL AMPLIFICATION

TITLE: Linda DuCharme personal LinkedIn profile. Re-share of existing Investor Day corporate post

Post Copy: At our Investor Day presentation, we emphasized three takeaways about our path for the next four years: (1) Our capital program through 2025 focuses on value, flexibility and discipline; (2) We’re investing more than $3B in lower-carbon technologies through 2025; and (3) Our planned emissions reductions are consistent with the goals of the Paris Agreement. We are committed to delivering value, succeeding in a lower-carbon energy future and supporting the goals of the Paris Agreement, and our plans reflect that. [LINK TO CORP LI POST]

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) has filed a preliminary proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Preliminary Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Preliminary Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Preliminary Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Preliminary Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.